EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC AGREES TO ACQUIRE

THE MAMMOGRAPHY INTELLECTUAL PROPERTY OF FISCHER IMAGING

BEDFORD, MA, (June 22, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has entered into a definitive agreement to acquire the intellectual property of Fischer Imaging Corporation relating to its mammography business and products, including the rights to their SenoScan digital mammography and MammoTest stereotactic breast biopsy systems. Fischer Imaging located in Denver, Colorado designs, manufactures and markets medical imaging systems for the screening and diagnosis of breast cancer.

Under the terms of the agreement, Hologic has agreed to acquire Fischer’s mammography intellectual property for a cash purchase price of $32 million. Additionally, Hologic agreed to extend a $5 million secured loan to Fischer as of the execution of the agreement, which amount will be credited toward the $32 million purchase price if the transaction is completed, but which will otherwise be due and payable by Fischer to Hologic. The acquisition is expected to close in 90-120 days and is subject to customary closing conditions and the approval of Fischer’s shareholders.

“Expanding our market share in women’s health is a key element in the growth of our company,” said Jack Cumming, Chairman and Chief Executive Officer. “The acquisition of these technologies is consistent with the company’s strategy of looking to the future and building upon our established technology roadmap. Through a planned approach of ongoing technological advances and acquiring some of the best intellectual property in the field, Hologic has been able to offer innovative solutions to our customers. We believe this acquisition provides us additional technical capabilities and customer relationships to further solidify our position of strength in the growing mammography market.”

Hologic’s management will host a conference call on Thursday, June 23, 2005 at 10:00 a.m. (Eastern). Interested participants may listen to the call by dialing 800-949-2165 or 312-461-9315 for international callers and referencing code 1183948 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through July 1, 2005 at 888-203-1112 or 719-457-0820 for international callers, access code 1183948. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.

Forward Looking Disclaimer

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the timing of completion and the anticipated benefits of the acquisition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Acquisitions involve numerous risks, including difficulties in the assimilation of and integration of acquired technologies. Moreover, completion of the acquisition is subject to customary conditions, including approval of the transaction by Fischer’s shareholders. As a result, Hologic cannot be certain that the acquisition will be completed when expected, if at all, or if completed, that the transaction will be successful. The forward looking statements contained herein are also subject to the significant known and unknown risks and uncertainties generally applicable to Hologic’s business, including, without limitation, manufacturing risks that may limit Hologic’s ability to ramp-up commercial production of the Selenia and other of Hologic’s digital products, including Hologic’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Hologic’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under Hologic’s working capital financing and leases; technical innovations that could render products marketed or under development by Hologic obsolete; Hologic’s ability to attract and retain key personnel; competition; and reimbursement policies for the use of Hologic’s products. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.